Exhibit 99.1

Press Release

Sepracor Discontinues Tecastemizole Program

MARLBOROUGH, Mass., Dec. 2 /PRNewswire-FirstCall/ — Sepracor Inc. (Nasdaq: SEPR) today announced that it has discontinued clinical development of SOLTARA(TM) brand tecastemizole for the treatment of allergic rhinitis.

The U.S. Food and Drug Administration (FDA) issued a “not approvable” letter in March 2002 for Sepracor’s New Drug Application (NDA) for SOLTARA for the treatment of allergic rhinitis. A “not approvable” letter is issued if the FDA believes that the application contains insufficient information for an approval action at that time.

Following a meeting with the FDA in the fourth quarter 2002, Sepracor initiated several preclinical and clinical studies. Contingent upon favorable results from these trials, Sepracor had intended to amend the SOLTARA NDA and seek marketing approval. Evaluation of the preliminary results from some of these preclinical and clinical trials indicates that the company would need to conduct additional studies, delaying the timing of a possible amendment to the NDA. After taking into consideration the results from recent tecastemizole trials, evaluating the changing dynamics of the U.S. antihistamine market, and thoroughly assessing the potential of all clinical candidates in Sepracor’s portfolio, the company has decided to discontinue development of SOLTARA.

As a result of the discontinuation of further development of SOLTARA, Sepracor expects to incur a one-time, non-cash charge of approximately $19 million in December 2003. The charge represents the carrying value of all patent and intangible assets associated with tecastemizole.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor’s drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor’s corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, potential benefits and successful development and regulatory approval of Sepracor’s pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to products under development; the timing and success of submission, acceptance and approval of regulatory filings; the scope of Sepracor’s patents and the patents of others; the commercial success of Sepracor’s products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor’s licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor’s quarterly report on Form 10-Q for the quarter ended September 30, 2003 filed with the Securities and Exchange Commission.

Soltara is a registered trademark of Sepracor Inc.

For a copy of this release or any recent release, visit http://www.prnewswire.com/comp/780960.html or www.sepracor.com.